Exhibit 10.35
EMPLOYMENT AGREEMENT
     This Employment Agreement (“Agreement”) is made and entered into as of the 4th day of August, 2008, between DEI HOLDINGS, INC., a Florida corporation (the “Company”), and KEVIN P. DUFFY (the “Executive”).
Recitals
     A. The Company is engaged in the business of designing and marketing consumer branded vehicle security and convenience systems, marketing and selling certain SIRIUS-branded satellite radio receivers and accessories, and supplying home audio and mobile audio and video products (collectively, and as may be modified by the Company from time to time, the “Business”).
     B. The Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company, upon the terms and conditions set forth in this Agreement.
Agreement
     NOW THEREFORE, in consideration of (i) the Executive’s employment with the Company, (ii) the compensation paid to the Executive and the benefits provided to the Executive in connection with such employment, (iii) the Executive’s use of the equipment, supplies, facilities and other resources of the Company, and (iv) the opportunity provided to the Executive by the Company to acquire or use information relating to or based on the Business and to work and develop in the field for which the Executive is employed, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
INTERPRETATION OF THIS AGREEMENT
     1.1. Defined Terms. As used herein, the following terms when used in this Agreement have the meanings set forth below:
          1.1.1. “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.
          1.1.2. “Base Salary” shall have the meaning given to it under Section 2.2 of this Agreement.
          1.1.3. “Board” means the Board of Directors of the Company.
          1.1.4. “Cause” means (i) the failure by the Executive to perform the Executive’s duties with the Company, as determined by the Board (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness), which failure to perform is not cured within 60 days after a written demand for substantial performance is delivered to the Executive by the Board, (ii) the Executive’s conviction of a felony involving deceit, fraud or moral turpitude or with respect to which public knowledge thereof could result in a Material Adverse Effect or materially affect the Executive’s ability to perform his duties, (iii) the engaging by the Executive in conduct which the Board determines is injurious to the Company, monetarily or otherwise, or which could result in a Material Adverse Effect, (iv) the commission by the Executive of an act or acts involving fraud, embezzlement, misappropriation, theft, breach of fiduciary duty or dishonesty against the property or personnel of the Company or any of its Affiliates, (v) the breach by the Executive of any of the terms of this Agreement, which breach is not cured within 15 days after written demand to cure such breach is delivered to the Executive by the Board.
          1.1.5. “Change of Control” means (i) any Person (other than the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities eligible to vote, (ii) the merger or consolidation of the Company with any other corporation or other business entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change of Control, or (iii) the sale or disposition by the Company of all or substantially all of its assets.
          1.1.6. “Company” shall have the meaning given to it in the first sentence of this Agreement.
          1.1.7. “Company Information” means Confidential Information and Trade Secrets.
          1.1.8. “Confidential Information” means confidential data and confidential information relating to the business of the Company (which does not rise to the status of a Trade Secret under applicable law) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through his employment with the Company and which has value to the Company and is not generally known to the competitors of the Company. Confidential Information does not include any data or information that (i) has been voluntarily disclosed to the general public by the Company (other than by any act or omission of the Executive without the approval of the Board or the Company’s Chief Executive Officer), (ii) otherwise enters the public domain through lawful means, or (iii) was known to the Executive prior to his employment by the Company.
          1.1.9. “Disability” means the Executive’s inability to perform his normal duties as a result of incapacity due to physical or mental illness, for any 90 consecutive calendar day period or any 60 business days (whether or not consecutive) during any 365 calendar day period.
          1.1.10. "Employment Period” shall have the meaning given to it in Section 2.1 hereof.
          1.1.11. “Executive” shall have the meaning given to it in the first sentence of this Agreement.
          1.1.12. “Good Reason” shall mean (a) the assignment to the Executive of duties inconsistent with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2.3 of this Agreement, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; or (b) the Company’s requiring the Executive to be based at any office or location more than 50 miles from Vista, California, except for travel reasonably required in the performance of the Executive’s responsibilities.
          1.1.13. “Material Adverse Effect” shall mean a material adverse effect on the business, assets, properties, results of operations, financial condition or prospects of the Company or any of its Affiliates.
          1.1.14. “Non-Solicitation Period” shall mean a period of time equal to (i) the Severance Period, if the Executive is terminated without Cause, or (ii) a period of 12 months after the Termination Date if the Executive resigns or if the Employment Period terminates for any reason other than termination by the Company without Cause.
          1.1.15. “Notice of Termination” shall have the meaning given to it in Section 2.1 hereof.

          1.1.16. “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).
          1.1.17. “Significant Competitor” has the meaning given to it in Section 3.6 hereof.
          1.1.18. “Significant Customer” has the meaning given to it in Section 3.6 hereof.
          1.1.19. “Subsidiary” when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which (i) more than 50% of the securities or other ownership interests or (ii) securities or other interests having by their terms ordinary voting power to elect more than 50% of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Affiliates.
          1.1.20. “Termination Date” shall have the meaning given to it in Section 2.1 hereof.
          1.1.21. “Trade Secrets” means information of the Company including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, financial data, financial plans, product or service plans, business plans or lists of actual or potential customers or suppliers that (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
          1.1.22. “Welfare Plan Benefits” shall have the meaning given to it in Section 2.4 hereof.
     1.2. Interpretation. The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, as the same from time to time may be amended or supplemented and not any particular section, paragraph, subparagraph or clause contained in this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in masculine, feminine or neuter gender shall include the masculine, feminine and the neuter.
ARTICLE II
EMPLOYMENT
     2.1. Duration. The Company agrees to continue to employ the Executive and the Executive agrees to be so employed until the first to occur of (i) August 4, 2011, (ii) the date specified in a Notice of Termination given by the Executive in connection with his voluntary resignation other than for Good Reason (which shall not be less than 60 days from the date such Notice of Termination is given), (iii) the date specified in a Notice of Termination stating that the Board has determined that the Executive’s employment be terminated for Cause, (iv) the date specified in a Notice of Termination given by the Company stating that the Board has determined that the Executive’s employment with the Company is no longer in the best interest of the Company (in which event, the Executive will be entitled to severance pay as described in Section 2.4 below) (termination pursuant to this clause (iv) is sometimes referred to in this Agreement as “termination without Cause”), (v) the date specified in a Notice of Termination given by the Executive in connection with his resignation for Good Reason, (vi) the date of the Executive’s death, or (vii) the date specified in a Notice of Termination given by the Company or the Executive in connection with a termination of the Executive’s employment by reason of his Disability. For purposes of this Agreement, the term “Employment Period” shall mean such period of employment and the term “Termination Date” shall mean the date on which the Employment Period terminates. Any purported termination of the Executive’s employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 4.1 below, which notice shall indicate the specific termination provision in this Section 2.1 relied upon (a “Notice of Termination”).
     2.2. Salary and Benefits. During the Employment Period, the Company will pay the Executive a base salary at the rate of $325,000 per annum or at such higher rate as the Board designates in its sole discretion from time to time (“Base Salary”), payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary shall also be reviewed, at least annually, for additional merit increases and may, by action and in the discretion of the Board, be increased at any time and from time to time. During the Employment Period, the Executive shall also be entitled to participate in the following programs and receive the following benefits:
          2.2.1. the Executive will be entitled to participate in all medical and hospitalization, group life insurance, retirement and any and all other fringe benefit plans as are from time to time provided by the Company to its executives, subject to the provisions of such plans, including, without limitation, eligibility criteria and contribution requirements, as the same may be in effect from time to time;
          2.2.2. the Executive will be entitled to a maximum of four weeks vacation each year with salary, which shall be governed by the Company’s vacation policy generally applicable to the Company’s employees; provided, however, that in no event may a vacation be taken at a time when to do so could, in the reasonable judgment of the Chairman of the Board or the Company’s Chief Executive Officer, materially adversely affect the business of the Company;
          2.2.3. the Executive will be entitled to reimbursement for reasonable business expenses incurred by the Executive (subject to submission of appropriate substantiation by the Executive);
          2.2.4. the Executive will be entitled to reimbursement (subject to submission of appropriate substantiation by the Executive) for reasonable expenses incurred in attending trade association meetings and shows for the Executive where such attendance is appropriate for a particular meeting or show; and
          2.2.5. the Company will, promptly after the end of each calendar year during the Employment Term, make a payment of $5,000 in deferred salary to the deferred compensation plan previously established for Executive’s benefit.
     2.3. Services. During the Employment Period, the Executive will serve as the Executive Vice President and Chief Financial Officer of the Company and will render such services of an executive and administrative character to the Company (which are within his ability) as the Board, the Chairman of the Board, or the Company’s Chief Executive Officer may from time to time direct. The Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods and reasonable periods of illness or other incapacity) to the business of the Company. Notwithstanding the foregoing, Executive may serve on the board of directors or other governing body of non-profit organizations, schools, trade associations, and similar entities provided that such service does not materially affect Executive’s performance of his duties hereunder and that the Board approves such activities upon recommendation of the Company’s Chief Executive Officer.
     2.4. Severance Pay.
          2.4.1. If, as a result of or following a Change of Control, (i) the Executive’s employment is terminated without Cause pursuant to Section 2.1(iv), or (ii) the Executive resigns for Good Reason pursuant to Section 2.1(v) (subject in the case of this clause (ii) to the Executive signing a release of claims in a form satisfactory to the Company), the Company will pay to the Executive all amounts due to the Executive as Base Salary pursuant to Section 2.2 above for a period of 18 months after the Termination Date. If (x) the Executive’s employment is terminated without Cause pursuant to Section 2.1(iv), or (y) the Executive resigns for Good Reason pursuant to Section 2.1(v), or (z) as of August 4, 2011, the Company and the Executive have not either extended the Employment Period or entered in to a new employment agreement (provided that this clause (z) shall only apply if Employee has given notice to the Board of the expiration of this Agreement at least 90 days but not more than 180 days prior to its expiration and the Company shall have failed to negotiate in good faith with the Executive for such extension or new employment agreement), in each case of clause (x) or (y) or (z) other than as a result of or following a Change of Control, the Company will pay to the Executive all amounts due to the Executive as Base Salary pursuant to Section 2.2 above for a period of 12 months after the Termination Date. Such payments shall be made in installments, and on the payment dates, on which such Base Salary would have been paid if the Employment Period had continued for such applicable period. Upon the making of the last of such payments, except as otherwise provided this Section 2.4, the Company will have no further obligation to the Executive. All payments of severance under this Section are subject to the Executive complying with the covenants in Sections 3.1 through (and including) 3.6 of this Agreement.
          2.4.2. In addition, for so long as the Company is making the payments described in Section 2.4.1 (the “Severance Period”), the Company will (i) arrange to provide the Executive with benefits substantially similar to those which the Executive was receiving or entitled to receive under the Company’s life, disability, accident and group health insurance plans or any similar plans in which the Executive was participating immediately prior to the Termination Date (“Welfare Plan Benefits”) at a cost to the Executive which is not substantially greater than the cost to him in effect at the Termination Date; provided, however, that to the extent any such coverage is prohibited by any judicial or legislative authority, the Company shall make alternative arrangements to provide the Executive with Welfare Plan Benefits, including, but not limited to, providing the Executive with a payment in an amount equal to his cost of purchasing the Welfare Plan Benefits, and (ii) if the termination is as a result of or following a Change of Control, continue during the Severance Period to provide Executive with the automobile-related benefits that the Executive was receiving immediately prior to the Termination Date. Benefits otherwise receivable by the Executive pursuant to the preceding sentence shall be reduced to the extent comparable benefits are actually received on the Executive’s behalf during the Severance Period, and such benefits actually received by the Executive shall be reported by him to the Company.
          2.4.3. Notwithstanding anything to the contrary in this Agreement, any severance payments to be made to the Executive under this Agreement will not be paid during the six (6) month period (or such other period of time required under Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”)) following the Executive’s separation from service (as defined in Section 409A of the Code and the regulations and guidance provided by the Internal Revenue Service thereunder), unless the Company determines, in its good faith judgment, that paying such amounts at the time or times indicated above would not cause the Executive to incur any additional tax under Section 409A of the Code (in which case such amounts shall be paid at the time or times otherwise indicated in this Agreement). If the payment of any amounts are delayed as a result of the previous sentence, on the first day following the end of the delay, the Company will pay the Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to the Executive under this Agreement.
     2.5. Incentive Compensation. Executive will be eligible to earn an annual bonus under the Company’s Executive Bonus Plan based upon the achievement of certain performance objectives to be established by the Compensation Committee of the Board. The Compensation Committee shall, in its reasonable sole discretion, determine the extent to which such performance objectives have been achieved.
     2.6. Equity Participation. Executive shall be eligible to receive equity compensation as may be determined by the Board or the Compensation Committee based upon such factors as the Board or the Compensation Committee, in its sole discretion, may deem relevant, including, without limitation, the performance of the Executive and the Company; provided, however, that the Board or the Compensation Committee shall grant equity compensation to Executive to the extent grants are made to the Company’s executive team and in a size proportionate for Executive’s duties.
ARTICLE III
PROPERTY AND BUSINESS OF THE COMPANY
     3.1. Nondisclosure. During the Employment Period and during the periods described in the last sentence of this Section 3.1, the Executive (a) will receive and hold all Company Information in trust and in strictest confidence, (b) will protect the Company Information from disclosure and will in no event take any action causing, or fail to take any action reasonably necessary to prevent, any Company Information to lose its character as Company Information, and (c) except as required by the Executive’s duties in the course of his employment by the Company or by applicable law, will not, directly or indirectly, use, disseminate or otherwise disclose any Company Information to any third party without the prior written consent of the Board or the Company’s Chief Executive Officer, which may be withheld in the Board’s or the Company’s Chief Executive Officer’s absolute discretion. The provisions of this Section 3.1 shall survive the termination of the Executive’s employment (i) for a period of five years with respect to Confidential Information, and (ii) with respect to Trade Secrets, for so long as any such information qualifies as a Trade Secret under applicable law.
     3.2. Books and Records. All books, records, reports, writings, notes, notebooks, computer programs, sketches, drawings, blueprints, prototypes, formulas, photographs, negatives, models, equipment, chemicals, reproductions, proposals, flow sheets, supply contracts, customer lists and other documents and/or things relating in any manner to the business of the Company (including but not limited to any of the same embodying or relating to any Confidential Information or Trade Secrets), whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company and shall not be copied, duplicated, replicated, transformed, modified or removed from the premises of the Company except pursuant to and in furtherance of the business of the Company and shall be returned immediately to the Company on the Termination Date or on the Company’s request at any time.
     3.3. Inventions and Patents. Subject to the provisions of Sections 2870 through 2872 of the California Labor Code, the Executive agrees that all inventions, innovations or improvements in the Company’s method of conducting its business (including new contributions, improvements, ideas and discoveries, whether patentable or not) conceived or made by him during his employment with the Company belong to the Company and the Executive hereby assigns all of such contributions, improvements, ideas and discoveries to the Company. The Executive will promptly disclose such inventions, innovations and improvements to the Company’s Chief Executive Officer and perform all actions reasonably requested by the Company’s Chief Executive Officer to establish and confirm such ownership.
     3.4. Other Businesses. Except as provided in Section 2.3, the Executive shall not, without the express written consent of the Board, during the Employment Period, become engaged in, render services for, or permit his name to be used in connection with, any business other than the business of the Company.
     3.5. Non-Solicitation of Employees. During the Employment Period and for a period of time equal to the Non-Solicitation Period, the Executive will not, directly or indirectly, (i) solicit for employment or employ (or attempt to solicit for employment or employ), for himself or on behalf of any sole proprietorship, partnership, corporation, limited liability company or business or any other Person (other than the Company or any of its Subsidiaries), any employee of the Company or any Person who was an employee during the one year period preceding the date of such solicitation, employment or attempted solicitation or employment, or (ii) encourage any such employee to leave his or her employment with the Company. To the extent that the covenant provided for in this Section 3.5 may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision as modified shall then be enforced.
     3.6. Non-Solicitation of Customers. During the Employment Period and for a period of time equal to the Non-Solicitation Period, the Executive will not, directly or indirectly, (i) solicit sales from any Significant Customer (as defined below) on behalf of any Significant Competitor (as defined below), or (ii) encourage any Significant Customer to cease its business relationship with the Company. To the extent that the covenant provided for in this Section 3.6 may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision as modified shall then be enforced. A “Significant Customer” is any customer of the Company or any of its Subsidiaries that during the 12 month period immediately prior to the Termination Date accounted for $5,000,000 or more of revenue to the Company and its Subsidiaries. A “Significant Competitor” is any sole proprietorship, partnership, corporation, limited liability company or business or any other Person (other than the Company or any of its Subsidiaries) that designs, manufactures, sells, markets or distributes products or services in the vehicle security or convenience, satellite radio, or home audio categories, but only if annual revenues of such sole proprietorship, partnership, corporation, limited liability company or business or any other Person with respect to any such products or services exceeds $10 million.
ARTICLE IV
MISCELLANEOUS
     4.1. Notices. Any notice, request, demand, claim or other communication hereunder that is required to be made in writing shall be deemed duly given on the second business day after if it is sent by registered or certified mail, return receipt requested, postage prepaid, or, on the next business day after if sent by a reputable overnight courier such as Federal Express, and addressed to the intended recipient as set forth below:
     If to the Executive:
Kevin Duffy
12 Becker Drive
Ladera Ranch, CA 92694
E-mail: kpduffy8@yahoo.com
     If to the Company:
c/o Andrew D. Robertson
516 W. Webster Avenue
Chicago, IL 60614
Facsimile: (773) 348-4625
E-mail: andrew.robertson@sbcglobal.net
With copies to (which shall not constitute notice to the Company):
Greenberg Traurig, LLP
2375 E. Camelback Road
Suite 700
Phoenix, Arizona 85016
Attention: Brian H. Blaney, Esq.
Facsimile: (602) 445-8603
E-mail: blaneyb@gtlaw.com
Either party hereto may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either party hereto may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.
     4.2. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. This Section 4.2 shall be read consistently with Sections 3.5 and 3.6 as the parties intend that such provisions may be modified by a court of competent jurisdiction only to the extent necessary to allow for enforcement thereof.

     4.3. Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
     4.4. Counterparts. This Agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Any telecopied signature shall be deemed a manually executed and delivered original.
     4.5. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive and the Company and their respective successors and assigns (and, in the case of the Executive, heirs and personal representatives), except that Executive may not assign any of his rights or delegate any of his obligations hereunder.
     4.6. Equitable Remedies. The Executive acknowledges and agrees that the Company would not have an adequate remedy at law in the event any of the provisions of Article III of this Agreement are not performed in accordance with their specific terms or are breached. Accordingly, the Executive agrees that the Company shall be entitled to an injunction or injunctions to prevent breaches of Article III of this Agreement and to enforce specifically the terms and provisions thereof in any action instituted in any court of competent jurisdiction, in addition to any other remedies which may be available to it.
     4.7. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflicts of laws principles thereof and all questions concerning the validity and construction hereof shall be determined in accordance with the laws of said state. Subject to the last sentence of this Section 4.7, by execution and delivery of this Agreement, each Party irrevocably submits to the personal and exclusive jurisdiction of any federal or state court of competent jurisdiction located in the County of San Diego, State of California, for himself or herself to enforce this Agreement. Each party agrees that venue would be proper in any of such courts, and hereby waives any objection that any such court is an improper or inconvenient forum for the resolution of any such action. The parties further agree that the mailing by certified or registered mail, return receipt requested, to the addresses specified for notice in this Agreement, of any process or summons required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by statute or rule of court. Nothing in this Agreement shall affect or limit any right to serve process in any other manner permitted by law or shall be construed to prevent the Company from bringing and pursuing, or in any way limit, the right of the Company to bring or pursue, any action arising out of or in connection with Article III in any jurisdiction where the Executive is subject to personal jurisdiction and venue is proper.
     4.8. Dispute Resolution. Subject to the last sentence of this Section 4.8, if any dispute arises over the terms of this Agreement between the parties to this Agreement, either Executive or the Company may submit the dispute to binding arbitration within 30 days after such dispute arises, to be governed by the evidentiary and procedural rules of the American Arbitration Association (Employment Arbitration). Executive and the Company shall mutually select one arbitrator within 10 days after a dispute is submitted to arbitration. In the event that the parties do not agree on the identity of the arbitrator within such period, the arbitrator shall be selected by the American Arbitration Association. The arbitrator shall hold a hearing on the dispute in San Diego, California within 30 days after having been selected and shall issue a written opinion within 15 days after the hearing. Executive and the Company shall each be responsible for paying the fees of their own legal counsel, if legal counsel is obtained. Except for filing fees, all costs of the arbitrator shall be allocated by the arbitrator, but in no event will the Executive be obligated to pay more than he would have paid in any comparable court action. Either Executive or the Company, or both parties, may file the decision of the arbitrator as a final, binding and nonappealable judgment in a court of appropriate jurisdiction. Notwithstanding the foregoing provisions of this Section 4.8 to the contrary, matters in which an equitable remedy or injunctive relief is sought by a party, including but not limited to the remedies referred to in Section 4.6 hereof, shall not be required to be submitted to arbitration, if the party seeking such remedy or relief objects thereto, but shall instead be subject to the provisions of Section 4.7 hereof.

     4.9. Amendments and Waivers. No provision of this Agreement may be amended or waived without the prior written consent of the parties hereto. The waiver by either party to this Agreement of a breach of any provision of this Agreement shall not be construed or operate as a waiver of any preceding or succeeding breach of the same or any other term or provision or as a waiver of any contemporaneous breach of any other term or provision or as a continuing waiver of the same or any other term or provision.
     4.10. Business Days. Whenever the terms of this Agreement call for the performance of a specific act on a specified date, which date falls on a Saturday, Sunday or legal holiday, the date for the performance of such act shall be postponed to the next succeeding regular business day following such Saturday, Sunday or legal holiday.
     4.11. No Third Party Beneficiary. Except for the parties to this Agreement and their respective successors, assigns, heirs, and personal representatives, nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any person other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Agreement.
[SIGNATURES APPEAR ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

DEI HOLDINGS, INC.
By:	/s/ James E. Minarik
James E. Minarik
President and Chief Executive Officer

/s/ Kevin P. Duffy
Kevin P. Duffy